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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 F O R M 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

                       -------------------------------

                                Date of Report
                                July 31, 1996


                          NeoStar Retail Group, Inc.
          ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)



         Delaware                      0-25272                 75-2559376
- ----------------------------        ---------------    ------------------------
(State or other jurisdiction         (Commission            (IRS Employer
   of incorporation)                  File Number)        Identification No.)




2250 William D. Tate Avenue, Grapevine, Texas                 76051
- --------------------------------------------------     -------------------
(Address of principal executive offices)                    (Zip Code)



     Registrant's telephone number, including area code:  (817) 424-2000
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ITEM 5.  OTHER EVENTS.

Amendment of Credit Agreements.

     On July 29, 1996 NeoStar Retail Group, Inc. (the "Company") entered into an amendment (the "Fourth Amendment") of its existing Credit Agreement ("Revolving Credit Agreement") with a group of banks which initially provided for a $70,000,000 revolving line of credit secured by all of the Company's merchandise inventory and receivables from the sale of inventory. Prior to the amendment, amounts borrowed thereunder bore interest at the lead bank's prime interest rate plus .5 percent or at the appropriate LIBOR interest rate plus two percent, at the Company's option. The maturity date of any advances under the Revolving Credit Agreement was August 25, 1996. Advances under the Revolving Credit Agreement, as amended on June 14, 1996, were limited to 50 percent of eligible inventory at times when the Company's inventory was less than $120,000,000 and 45 percent of eligible inventory at times when the Company's inventory was equal to or greater than $120,000,000.

     The Fourth Amendment, among other things, extends the maturity date of advances under the Revolving Credit Agreement from August 25, 1996 to February 21, 1997. The aggregate amount of the credit facility was reduced from $70,000,000 to $55,000,000. Until October 31, 1996, amounts borrowed will bear interest at the lead bank's prime interest rate plus one percent and thereafter at the lead bank's prime interest rate plus 1.25 percent.

     The Fourth Amendment also provides that the advance rate through November 15, 1996 will amount to 60 percent of eligible inventory, which percentage will reduce periodically and incrementally thereafter to 30 percent of eligible inventory at December 16, 1996.

     Contemporaneously with the effectiveness of the Fourth Amendment, the Company's Credit Agreement with a bank which provides for a term loan in the initial principal amount of $20,000,000 (the "Term Loan Agreement") was also amended in order to change the final maturity of the borrowings thereunder from December 14, 1997 to February 21, 1997, a date which corresponds with the final maturity of the borrowings under the Revolving Credit Agreement. The current outstanding principal balance under the Term Loan Agreement is $14,000,000.
The Term Loan Agreement requires quarterly payments of principal in the amount of $1,000,000 plus accrued and unpaid interest, which quarterly payments commenced March 31, 1995.

     Both the Revolving Credit Agreement and the Term Loan Agreement were also amended in certain other respects, including provisions concerning reporting, changes in financial covenants and the inclusion of additional types of assets securing the borrowings thereunder.

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     The Company is considering the proposal of another lender to provide a credit facility which, if agreed upon, would replace the credit facilities provided under the Revolving Credit Agreement and the Term Loan Agreement. The proposed credit facility would also provide greater availability of borrowings and would have more flexible financial covenants than currently provided under the Revolving Credit Agreement. If the Company is unable to reach such an agreement, or to obtain another replacement facility by February 1, 1997, a material adverse effect on the Company's liquidity, results of operations, and financial position would likely result. Management will also pursue and consider other forms of financing for the Company.

Termination of Operations of Software Departments in Barnes & Noble Stores.

     The Company and its wholly-owned subsidiary, Software Etc. Stores, Inc. ("Software") (the Company and Software together the "Sellers"), on the one hand, and Barnes & Noble, Inc. ("B&N") and its wholly-owned subsidiaries Barnes & Noble Superstores, Inc. ("B&N Superstores") and B. Dalton Bookseller, Inc. ("B. Dalton") (B&N, B&N Superstores and B. Dalton together the "Buyers"), on the other hand, entered into an Asset Purchase Agreement dated as of July 29, 1996 (the "Agreement"). Under the terms of the Agreement, the obligations of Software to continue to lease and operate an aggregate of 136 software departments located in bookstores operated by B&N Superstores and B. Dalton, most of which are located in book superstores operated by B&N Superstores, were terminated effective as of the close of business on August 3, 1996.

     As part of the transaction, the Buyers acquired all of the related merchandise inventory for the software departments (other than the inventory of video game systems, software for video game systems and other video game related products) and substantially all furniture, fixtures, equipment and other fixed assets of Software located in such software departments. In consideration for such assets, the Buyers paid the Sellers a cash purchase price of $9,000,000, which amount is subject to adjustment upon conclusion of a physical inventory. The Company will incur a one-time non-cash charge of approximately $2,700,000, which will be reflected in its second quarter ending August 3, 1996, for certain equipment and other assets which will remain in the departments for use by the Buyers.

     Under the terms of the Agreement, the Sellers will serve as a supplier of inventory for the Buyers as the Buyers may require. Software will continue to operate 13 stores leased from B&N Superstores.




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                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           NEOSTAR RETAIL GROUP, INC.



                                           By: /s/ OPAL P. FERRARO
                                               ------------------------
                                               Opal P. Ferraro
                                               Chief Financial Officer,
                                               Secretary and Treasurer
                                               (Principal Financial and
                                               Accounting Officer)


Dated:  July 31, 1996




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